Exhibit 10.1

MAYTAG CORPORATION

2002 EMPLOYEE AND DIRECTOR STOCK INCENTIVE PLAN

EXECUTIVE ECONOMIC PROFIT PLAN (<<Year>> Award)

You have been selected to be a recipient of an award under the Maytag Corporation 2002 Employee and Director Stock Incentive Plan (the “Plan”), as specified below:

Awardee: <<Name>>

Date of Award: <<Date>>

Award Amount: $ <<Award>>

Performance Period: <<Performance Period Years>>

THIS AWARD, effective as of the Date of Award set forth above, is granted by Maytag Corporation, a Delaware corporation (the “Corporation”), to the Awardee named above pursuant to the provisions of the Plan. The terms of this Award are as follows:

1.	Employment by the Company and its Subsidiaries. The Executive Economic Profit Plan award made hereunder is awarded on the condition that the Awardee remain in the employ of the Company and its Subsidiaries (as defined in the Plan) from the Date of Award through (and including) the remainder of the Performance Period as specified above.

However, neither such condition nor the award under the Executive Economic Profit Plan shall impose upon the Company and its Subsidiaries any obligation to retain the Awardee in its employ for any given period or upon any specific terms of employment.

2.	Metrics and Payout. The Company has established various levels of performance attainment using Economic Profit as the performance metric. The degree to which the Awardee will be entitled to payment under this Award will be a function of the Company’s performance against these goals over the three-year Performance Period, subject to the Committee’s discretion to reduce awards.

The following table illustrates how the target level of performance have been established:

Executive Economic Profit Plan

($ in millions)

	(Base Year)	Year 1	Year 2	Year 3
Revenues
Operating Income
NOPAT (34.5% tax rate)

Total Net Assets (13 mo. avg.)
Cost of Capital

Economic Profit Target

Cumulative 3-year Economic Profit Target =      +      +      -

Attainment of the following performance levels for any metric results in the respective payout shown:

Performance Level	Economic Profit	Payout
Below Threshold	<__	%
Threshold	__	%
Target	__	%
Maximum	>__	%

Payment for results falling between the above performance levels will be calculated using straight-line interpolation. Actual payments will be made in cash and/or shares of common Stock of the Company, as determined by the Committee in its sole discretion. Any portion of such payments made in Shares shall consist of a number of Shares having a Fair Market Value (as defined in the Plan), as of the last day of the Performance Period set forth above in this Award, equal to the amount of cash otherwise payable, rounded to the nearest whole number of Shares. All such payments shall be subject to all required tax withholding.

3.	Termination of Employment.

(a) Death. In the event the employment of the Awardee is terminated by reason of the Awardee’s death during the Performance Period, the Awardee will be entitled to a prorated award based on the percentage of days of the Awardee’s employment during the Performance Period and on the degree of achievement of the pre-established performance goals during the Performance Period. Payment to the designated beneficiary will occur at the same time it otherwise would have had the Awardee’s death not occurred.

(b) Disability or Retirement. In the event the employment of the Awardee is terminated by reason of Disability or Retirement (as defined in the Plan) during the Performance Period, the Awardee will be entitled to a prorated award based on the percentage of days of the Awardee’s employment during the Performance Period and on the degree of achievement of the pre-established performance goals during the Performance Period. Payment will occur at the same time it otherwise would have had the Awardee’s disability or retirement not occurred.

If, after the termination of the Awardee’s employment due to Disability or Retirement, but prior to the conclusion of the Performance Period as set forth on the first page of this Award, the Awardee dies, then the provisions of this section 3(b) will continue to apply.

(c) Cause. In the event the employment of the Awardee is terminated by reason of Cause (as defined in the Plan) during the Performance Period, the award granted hereunder shall immediately be forfeited upon the effective date of termination of employment. For purposes of this Award, “Cause” shall be determined in good faith by the Committee or its delegee.

(d) Termination for Other Reasons. In the event that during the Performance Period the Awardee terminates employment with the Company and its Subsidiaries for any reason other than those reasons set forth in Sections 3(a), 3(b) and 3(c), the award granted hereunder shall be forfeited. In the event that the during the Performance Period the Company terminates the Awardee’s employment with the Company or its Subsidiaries for any reason other than those reasons set forth in Sections 3(a), 3(b) and 3(c), any payment, in whole, in part, or none of the award, is within sole discretion of the Company.

6.	Change of Control. In the event of a Change of Control (as defined in the Plan), the awards granted hereunder shall be paid out to the Awardee as if the date of the Change of Control were the last day of the Performance Period and the Company had achieved 100% of its target performance level(s), without regard to any termination of the Awardee’s employment that occurs on or after the date of the Change of Control.

7.	Transferability. The award granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution and as provided in Section 8 of this Award. If any sale, transfer, pledge, assignment or other alienation or hypothecation of the award granted hereunder shall be made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the award, such transfer will be null and void.

8.	Beneficiary Designation. Attached to this Award is a beneficiary designation form that the Grantee may use to name a beneficiary or beneficiaries to whom any benefit pursuant to the award granted hereunder is to be paid in case of the Grantee’s death before the Grantee receives any or all of such benefit. In the absence of any such designation, any such benefits shall be paid to the Grantee’s estate.

9.	Administration. This Award and the rights of the Awardee hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Compensation Committee of the Company may adopt for administration of the Plan. It is expressly understood that the Committee or its delagees is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award, all of which shall be binding upon the Awardee. Any inconsistency between this Award and the Plan shall be resolved in favor of the Plan.

10.	Miscellaneous.

(a) This Award shall not confer upon the Awardee any right to continuation of employment by the Company and its Subsidiaries, nor shall this Award interfere in any way with the right of the Company and its Subsidiaries to terminate his or her employment at any time.

(b) The Plan and this Award are subject to amendment as set forth in the Plan.

(c) This Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d) To the extent not preempted by Federal law, this Award shall be governed by, and construed in accordance with the laws of the State of Delaware.

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